EXHIBIT 33.2

MANAGEMENT'S ASSERTION OF COMPLIANCE

Management of the Agency and Trust division of Citibank, N.A. (or "Company") is responsible for assessing compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB promulgated by the Securities and Exchange Commission.

Management has determined that the servicing criteria in Item 1122(d) of Regulation AB are applicable in regard to the servicing platform as of and for the period as follows:

Platform: Publicly-issued (i.e., transaction-level reporting initially required under the Securities Exchange Act of 1934, as amended) and certain privately-issued (i.e., for which transaction-level reporting is required pursuant to contractual obligation) automobile loan or lease-backed securities, equipment loan-backed securities and student loan-backed securities issued on or after January 1, 2006, as listed in Appendix A, for which the Company provides trustee and paying agent services (the “Platform”).

Applicable Servicing Criteria: All servicing criteria set forth in Item 1122(d), to the extent required by Item 1122(d) servicing criteria in regards to the activities performed by the Company with respect to the Platform, except for the following servicing criteria: 1122(d)(1)(i)-1122(d)(1)(v), 1122(d)(2)(iii), 1122(d)(2)(vi)-1122(d)(2)(vii), 1122(d)(3)(i) and 1122(d)(4)(i)-1122(d)(4)(xv), which management has determined are not applicable to the activities the Company performs with respect to the Platform (the “Applicable Servicing Criteria”). With respect to the Platform, Applicable Servicing Criterion 1122(d)(3)(ii) is applicable only as it relates to remittances.

Period: Twelve months ended December 31, 2021 (the “Period”).

With respect to the Platform as of and for the Period, the Company's management provides the following assertion of compliance with respect to the Applicable Servicing Criteria:

•	The Company’s management is responsible for assessing the Company's compliance with the Applicable Servicing Criteria.

•
The Company’s management has assessed compliance with the Applicable Servicing Criteria. In making this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.

•	Based on such assessment, the Company has complied, in all material respects, with the Applicable Servicing Criteria.

KPMG LLP, an independent registered public accounting firm, has issued an attestation report with respect to management's assertion of compliance with the Applicable Servicing Criteria as of and for the Period.

CITIBANK, N.A.

By: /s/Karen J. Montbach
Karen J. Montbach
Its: Managing Director
Dated: February 23, 2022

Appendix A
Asset-backed Transactions and Securities Constituting the Platform

DEAL NAME
AMCAR 2016-2
AMCAR 2016-3
AMCAR 2017-2
AMCAR 2017-3
AMCAR 2018-2
AMCAR 2018-3
AMCAR 2019-3
AMCAR 2020-1
AMCAR 2021-1
AMCAR 2021-2
DART 2019-2
EART 2021-1
EART 2021-3
EART 2021-4
HART 2016-B
HART 2017-A
HART 2017-B
HART 2018-A
HART 2018-B
HART 2019-A
HART 2019-B
HART 2020-A
HART 2020-B
HART 2020-C
HART 2021-A
HART 2021-B
HART 2021-C
HDMOT 2021-A
HDMOT 2021-B
SDART 2021-2
SDART 2021-3
SDART 2021-4
VALET 2018-1
VALT 2019-A
VALT 2020-A